Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

February 25, 2009

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS RECORD SALES AND
EARNINGS IN FOURTH QUARTER AND FULL YEAR RESULTS

PRYOR, OKLAHOMA (February 25, 2009) – Orchids Paper Products Company (NYSE Alternext US: TIS) today reported net income for the three months ended December 31, 2008 of $2.3 million, or $0.34 per diluted share, a new quarterly record, compared with $850,000, or $0.13 per diluted share, in the same period in 2007.

For the twelve months ended December 31, 2008, net income was $5.2 million, or $0.79 per diluted share, a new annual record, representing an increase of $2.6 million compared to net income of $2.6 million, or $0.40 per diluted share, reported for the twelve months ended December 31, 2007.

Three-month period ended December 31, 2008

Net sales for the 2008 quarter were a new quarterly record of $24.3 million, an increase of 20% over the $20.3 million reported for the same quarter of 2007. Net sales of converted product in the fourth quarter of 2008 were $21.1 million, an increase of 22% compared to the $17.3 million of net sales in the same period in 2007, while net sales of parent rolls increased 7% to $3.2 million compared to $3.0 million in the same quarter over quarter comparison. The increase in converted product net sales was primarily the result of a 23% increase in the net selling price per ton which was slightly offset by lower tonnage shipped. Parent roll sales increased primarily due to a 9% increase in selling prices which was slightly offset by lower tonnage shipped.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $4.4 million for the quarter ended December 31, 2008, a new quarterly record, and an increase of $2.1 million, or 91%, compared to the $2.3 million in the quarter ended December 31, 2007. As a percent of net sales, EBITDA was 18% in the 2008 quarter compared with 11% in the 2007 quarter.

Gross profit for the fourth quarter of 2008 was $5.4 million, an increase of $2.2 million, or 69%, when compared with a gross profit of $3.2 million in the comparable prior year quarter. Gross profit as a percent of net sales increased to 22% in the fourth quarter of 2008 compared to 16% for the same period in 2007. The increase in gross profit was primarily due to higher selling prices being partially offset by higher converting costs, and as a percent of net sales, gross profit increased primarily due to such higher selling prices.

Converting costs increased in the 2008 quarter compared to the 2007 quarter primarily due to the cost of outside warehousing of $316,000 and higher maintenance and repair costs of approximately $270,000. The higher maintenance and repair costs, which expenditure includes parts, service technicians and consultants, are part of the Company’s ongoing efforts to improve productivity in its converting operation. The Company expects the level of maintenance expenditures experienced in the fourth quarter of 2008 to represent a normalized level of future expenditures. Partially offsetting these higher overhead costs were lower converting labor costs in the 2008 quarter compared to the 2007 quarter of approximately $140,000, primarily due to the effects of the previously disclosed $4.7 million converting automation project. This project was completed in February 2009 and the Company expects to realize further labor cost reductions in the first quarter of 2009. The Company’s overall cost of paper was basically flat in the 2008 quarter compared to the 2007 quarter primarily due to the elimination of the purchase of external parent rolls.

Selling, general and administrative expenses in the fourth quarter of 2008 totaled $1.8 million, an increase of $123,000, or 7%, when compared with selling, general and administrative expenses of $1.7 million in the fourth quarter of 2007. Higher commission expense due to higher sales levels accounted for most of the increase. As a percent of net sales, selling, general and administrative expenses decreased to 7% for the quarter ended December 31, 2008, compared to 8% for the prior year quarter.

Interest expense for the fourth quarter of 2008 totaled $321,000 compared to interest expense of $612,000 in the same period in 2007. Lower LIBOR interest rates, lower LIBOR margins and the elimination of $66,000 of interest expense as a result of redeeming the Company’s 12% subordinated debentures, which were retired in December 2007, accounted for most of the decrease.

Twelve-month period ended December 31, 2008

For the twelve months ended December 31, 2008, the Company reported net sales of $90.2 million, a new annual record, representing an increase of 21% compared to $74.6 million reported for the twelve-month period of 2007. Net sales of converted product in the twelve-month period of 2008 increased $9.6 million, or 15%, to $74.9 million compared to the same period in 2007, while net sales of parent rolls increased $6.0 million or 65% in the 2008 twelve-month period to $15.2 million compared to the 2007 period. In the twelve months ended December 31, 2008, the net selling price per ton of converted product increased 15% compared to the same period of 2007 while tonnage shipped decreased slightly. Net sales of parent rolls in the twelve months ended December 31, 2008 increased due to a 43% increase in tonnage shipped and a 15% increase in selling prices compared to the 2007 period.

EBITDA increased $3.2 million to $11.9 million, a new annual record, in the twelve months ended December 31, 2008, compared to $8.7 million in the same period of 2007. As a percent of net sales, EBITDA was 13% in the 2008 period compared with 12% in the 2007 period.

Gross profit for the twelve months ended December 31, 2008 was $15.0 million, an increase of $4.1 million, or 37%, when compared with a gross profit of $10.9 million in the comparable prior year period. Gross profit as a percent of net sales increased to 17% in the 2008 period compared to 15% for the same period in 2007. The primary reasons for the increase in gross profit and gross profit as a percentage of net sales were higher net selling prices and volumes being partially offset by higher paper costs and converting costs.

Paper production costs increased in the twelve-month period of 2008 compared to the same period in 2007 due to higher wastepaper prices of approximately 20% and higher natural gas prices of approximately 17% during the same period. The higher wastepaper prices increased the Company’s cost of wastepaper by approximately $3.0 million in the twelve-month period ended December 31, 2008, compared to the same period in 2007. The increased natural gas prices resulted in a $740,000 increase in the cost of natural gas consumed. Converting costs increased in the twelve months ended December 31, 2008 compared to the same period in 2007 primarily for the same reasons discussed in the three-month results. For the twelve-months ended

December 31, 2008 compared to the same period in 2007, maintenance and repairs costs and outside warehousing increased approximately $1.0 million and $600,000, respectively. As a percent of net sales, gross profit increased primarily due to the higher selling prices and sales volumes being only partially offset by higher paper and converting costs.

As previously reported, the Company’s production costs were negatively affected during 2008 by rising wastepaper and energy costs. Those costs began to abate somewhat during the fourth quarter. Wastepaper prices decreased slightly in November and to a greater extent in December. By the end of December, wastepaper prices had decreased approximately 20% from their highest point in 2008, which was the month of October. Wastepaper prices have continued to drop through the month of February 2009 and are now approximately 40% off the October 2008 high.

The Company’s cost of natural gas decreased approximately 25% in the fourth quarter of 2008 compared to the average cost for the third quarter of 2008.

Selling, general and administrative expenses in the twelve months ended December 31, 2008 totaled $6.3 million, an increase of $1.1 million, or 20%, when compared with selling, general and administrative expenses of $5.2 million in the same period of 2007. Higher costs associated with additions to the Company’s senior management team in late 2007 and during 2008, increased accruals under the Company’s incentive bonus plan, higher commission expense and increased packaging-related selling costs accounted for most of the increase. As a percent of net sales, selling, general and administrative expenses were flat in the year to year comparison at approximately 7%.

Interest expense for the twelve-month period ended December 31, 2008 totaled $1.4 million compared to interest expense of $2.8 million in the same period in 2007. Lower LIBOR rates and margins over LIBOR and the redemption of the Company’s subordinated debentures as discussed above all contributed to the decrease.

The Company generated $8.5 million in cash from operations in the twelve-month period ended December 31, 2008, primarily from cash earnings being somewhat offset by higher trade receivables and inventory levels. Cash used in investing activities was $6.9 million, of which $4.3 million was related to expenditures on the Company’s previously announced automation project in the converting operation. The $4.7 million project was completed in February, 2009. Cash flows used in financing was $1.6 million in 2008 primarily as a result of scheduled principal payments on the Company’s bank term loans. Cash on hand was essentially flat from year to year.

Commenting on the quarter, Mr. Robert Snyder, President and Chief Executive Officer, stated, “Our fourth quarter results, which included record sales and earnings, are very encouraging, especially in this current economic environment. These achievements, combined with our efforts throughout the year, have resulted in record sales and earnings for the full year period as well.

Additionally, the investment we made during the second and third quarters in the converting operations, namely the hiring of a productivity consultant firm and the implementation of resultant equipment maintenance programs, continued to pay-off in the fourth quarter, and the efficiency of our converting operations continues to improve through the current quarter.

Moreover, the at-home tissue market remains strong and our customer base continues to provide us with a strong backlog for our product even in these difficult economic conditions. Our additional converting production has allowed us to take advantage of opportunities in the market place to increase market share. There are additional opportunities available to us and we believe that we are well positioned to take advantage of these opportunities.”

Additionally, Mr. Snyder commented, “We have seen softening in the parent roll market, both in price and demand, primarily due to a weakened away-from-home market. In order to balance our inventories, we expect to take some downtime on our older machines during the first quarter of

2009. The amount of downtime we expect to take is not completely clear at this time due to the uncertainty of the timing of the recovery of the away-from-home market; however we do not expect it to be significant.”

As announced, the Company will hold a teleconference to discuss its fourth quarter earnings at 11:00 a.m. (ET) on Thursday, February 26. All interested parties may participate in the teleconference by calling (866) 800-8648 and providing passcode 249 744 50. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in 15 minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled wastepaper to produce finished tissue products that it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

This release contains forward-looking statements. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the Securities and Exchange Commission on March 18, 2008.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Orchids Paper Products Company
Selected Financial Data
(in thousands, except net selling price per ton, tonnage, cost per ton and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Converted Product Net Sales	$21,130	$17,315	$74,927	$65,383
Parent Roll Net Sales	3,170	2,963	15,275	9,265
Net Sales	$24,300	$20,278	$90,202	$74,648
Cost of Sales	18,899	17,053	75,196	63,717
Gross Profit	5,401	3,225	15,006	10,931
Commission Expense	336	257	1,089	959
Other Selling, General and Administrative Expenses	1,497	1,452	5,170	4,275
Operating Income	3,568	1,516	8,747	5,697
Interest Expense	321	612	1,361	2,828
Other (Income) Expense, net	(1)	(7)	(10)	(36)
Income Before Income Taxes	3,248	911	7,396	2,905
Provision (Benefit) for Income Taxes	978	61	2,205	307
Net Income	$2,270	$850	$5,191	$2,598

Net income per share:
Basic	$0.36	$0.14	$0.82	$0.42
Diluted	$0.34	$0.13	$0.79	$0.40

EBITDA Reconciliation:
Net Income	$2,270	$850	$5,191	$2,598
Plus: Interest Expense	321	612	1,361	2,828
Plus: Income Tax Expense	978	61	2,205	307
Plus: Depreciation	812	753	3,122	3,001
Earnings Before Interest, Income Tax and Depreciation
and Amortization (EBITDA)	$4,381	$2,276	$11,879	$8,734

Operating Data:
Total Tons Shipped	13,184	13,339	54,207	50,706
Net Selling Price per Ton	$1,843	$1,520	$1,664	$1,472
Total Paper Cost per Ton Consumed	$768	$769	$795	$753
Total Paper Cost	$10,944	$10,231	$44,184	$38,181

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$4,807	$3,272	$8,508	$8,382
Investing Activities	$(2,767)	$(1,341)	$(6,926)	$(318)
Financing Activities	$(2,041)	$(1,931)	$(1,574)	$(8,064)

	As of
Balance Sheet Data:	December 31, 2008	December 31, 2007
Working Capital	$3,453	$1,714
Net Property, Plant and Equipment	$60,659	$56,856
Total Assets	$74,482	$68,303
Long-Term Debt, net of current portion	$21,067	$23,264
Total Stockholders’ Equity	$33,562	$28,042